Item 77.C.

The special meeting of the shareholders of the UMB
Scout Capital Preservation
Fund, Inc. was held on May 30, 2001.

The matters voted on by the shareholders of record as of March 20, 2001 and the results of the vote at the shareholder meeting held
May 30, 2001 were as
follows:

1. To approve a change in the Funds investment policies to provide that the
Fund will normally invest at least 80% of its assets in equity securities of companies principally engaged in energy related businesses.

Affirmative	101,641.996
Against	1,141.541
Abstain	0.000
Total	102,783.537

2. To approve the reclassification of the Funds general investment policies as non fundamental policies, so that they can be modified by the Board in the future without a shareholder vote.

Affirmative	102,783.537
Against	0.000
Abstain	0.000
Total	102,783.537

3. To approve the reorganization of the Fund from a Maryland corporation to a series of a Delaware business trust.

Affirmative	102,783.537
Against	0.000
Abstain	0.000
Total	102,783.537